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Fastenal Company
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2001 Theurer Boulevard
Winona, Minnesota 55987-0978
(507) 454-5374

February 25, 2015
Dear Fellow Shareholders:
I am pleased to invite you to attend our annual meeting to be held at Fastenal's offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10:00 a.m., central time, on Tuesday, April 21, 2015.
The notice of annual meeting and the proxy statement, which follow, describe the matters to come before the annual meeting. During the annual meeting, we will also review the activities of the past year and items of general interest about Fastenal and will be pleased to answer your questions. Please join us for lunch immediately following the annual meeting.
This year we are again taking advantage of a Securities and Exchange Commission rule allowing us to furnish our proxy materials over the internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in 'street name'), you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will tell you how you can access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A. (a 'registered shareholder'), you will continue to receive a copy of our proxy materials by mail as in previous years.
We hope that you will be able to attend the annual meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

Sincerely,

Willard D. Oberton
Chairman of the Board

FASTENAL COMPANY

Notice of Annual Meeting of Shareholders

DATE & TIME	Tuesday, April 21, 2015 at 10:00 a.m. (central time)

PLACE	Fastenal Company 2001 Theurer Boulevard Winona, Minnesota 55987 (meeting held in the warehouse)

ITEMS OF BUSINESS	1. The election of a board of directors consisting of nine members to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.
2. The ratification of the selection of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2015.
3. An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement.
4. The transaction of such other business as may properly be brought before the annual meeting.

RECORD DATE	You may vote at the annual meeting if you were a shareholder of record at the close of business on February 20, 2015.

VOTING BY PROXY
YOUR VOTE IS IMPORTANT – Your proxy is important to ensure a quorum at the annual meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the meeting.

By Order of the Board of Directors,

Daniel L. Florness
Executive Vice-President and
Chief Financial Officer
Winona, Minnesota
February 25, 2015

PROXY STATEMENT
Proxies are being solicited by the board of directors of Fastenal Company (hereinafter referred to as Fastenal or by terms such as the company, we, our, or us) for use in connection with the annual meeting to be held on Tuesday, April 21, 2015 at our principal executive office commencing at 10:00 a.m., central time, and at any adjournments thereof. The mailing address of our principal executive office is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and our telephone number is (507) 454-5374. The mailing of this proxy statement and our board of directors' form of proxy to shareholders whose shares are registered directly in their names with our transfer agent ('registered shareholders') will commence on or about March 10, 2015. The mailing of the notice regarding availability of proxy materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in 'street name') will commence on or about the same date.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING
What am I voting on?
These are the proposals scheduled to be voted on at the annual meeting:

•	Election of all nine directors ('Proposal #1');

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015 ('Proposal #2'); and

•	Adoption of the resolution approving, on an advisory basis, the compensation of certain of our executive officers ('Proposal #3').
Who is entitled to vote?
The common stock of Fastenal, par value $.01 per share, is our only authorized and issued voting security. At the close of business on February 20, 2015, there were 295,492,719 shares of common stock issued and outstanding, each of which is entitled to one vote. Only shareholders of record at the close of business on February 20, 2015 will be entitled to vote at the annual meeting or any adjournments thereof.
What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.
How many votes are required to approve each proposal?
Election of Directors
As is the case this year, where the number of nominees does not exceed the number of directors to be elected, directors are elected under a majority voting standard. This means that each director must receive more votes for his or her election than votes against in order to be elected. If an incumbent director fails to receive a sufficient number of votes to be elected, he or she must promptly offer to resign, and the nominating committee will make a recommendation on the resignation offer and the board must accept or reject the offer within 90 days and publicly disclose its decision and rationale. Shareholders do not have the right to cumulate their votes in the election of directors.
Ratification of Independent Registered Public Accounting Firm
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for approval of Proposal #2.
Approval of Executive Compensation
The vote to approve our executive compensation is advisory and not binding on our board of directors. However, our board will consider our shareholders to have approved our executive compensation if the number of votes 'FOR' Proposal #3 exceeds the number of votes 'AGAINST' Proposal #3.
How are votes counted?
You may vote 'FOR', 'AGAINST' or 'ABSTAIN' on Proposals #1, #2, and #3. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you abstain from voting on any proposal other than the election of directors or the approval of executive compensation, it has the same effect as a vote against the proposal. An abstention will not have any effect on the outcome of the election of directors or on the approval of executive compensation. If you just sign and submit a proxy card without voting instructions, your shares will be voted 'FOR' each director nominee and 'FOR' or 'AGAINST' any other proposal as recommended by the board.
What is a broker non-vote?
If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on 'routine' matters, such as the ratification of independent registered public accounting firms, but not on 'non-routine' proposals, such as the election of directors and advisory votes regarding executive compensation. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a 'broker non-vote'. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting, but will not be counted or deemed to be present in person or by proxy for the purpose of determining whether our shareholders have approved that matter.

How does the board recommend that I vote?
Fastenal's board recommends that you vote your shares:

•	'FOR' each of the nominees to the board named in this proxy statement;

•	'FOR' the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015; and

•	'FOR' the adoption of the resolution approving, on an advisory basis, the compensation of certain of our executive officers.
How do I vote my shares without attending the annual meeting?
Registered Shareholders
If you are a registered shareholder, you may vote without attending the annual meeting by telephone, over the internet, or by mail as described below. To vote:

•
By telephone, (1) on a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 20, 2015, (2) have your proxy card available, and (3) follow the instructions provided;

•
Over the internet, (1) go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 20, 2015, (2) have your proxy card available, and (3) follow the instructions provided; or

•
By mail, (1) mark, date, and sign the enclosed proxy card, and (2) return the proxy card in the enclosed postage-paid envelope to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You should sign your name exactly as it appears on the proxy card. If you are signing the proxy card in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Shares held jointly by two or more registered shareholders may be voted by any joint owner, unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.
Shares Held in Street Name
If you hold your shares in street name, you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote.
Shares Held in the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan ('401(k) plan')
If you participate in our 401(k) plan and have investments in the Fastenal stock fund, you will receive instructions from the trustee of the plan that you must follow in order for shares attributable to your account to be voted. The trustee will vote shares for which no directions have been timely received, and shares not credited to any participant's account, in proportion to votes cast by participants who have timely responded.
How do I vote my shares in person at the annual meeting?
If you are a registered shareholder and prefer to vote your shares at the annual meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain and bring to the annual meeting a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares attributable to your account in our 401(k) plan may not be voted by you in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by telephone, over the internet, or by mail so that your vote will be counted if you later decide not to attend the meeting. If you are a registered shareholder who wishes to vote in person at the annual meeting and have previously submitted a proxy, you must deliver to an officer of Fastenal a written notice of termination of the proxy's authority before the vote. Attendance at the annual meeting will not itself revoke a previously granted proxy.
How do I change my vote?
If you are a registered shareholder, you may revoke your proxy at any time prior to the vote at the annual meeting by delivering to an officer of Fastenal a written notice of termination of the proxy's authority or a properly signed proxy bearing a later date, or by submitting a subsequent proxy by telephone or over the internet. If you hold your shares in street name or through our 401(k) plan and wish to change your vote, you should follow the instructions received from your broker or the trustee of the plan.
* * * * * * * * * *

PROPOSAL #1—ELECTION OF DIRECTORS
Nominees and Required Vote
Our bylaws provide that our business will be managed by or under the direction of a board of directors of not less than five or more than 12 directors. Within this range, the exact number of directors is fixed from time to time by the board of directors. Our board of directors was expanded by one seat in July 2014 and currently consists of ten members. However, in accordance with the director age-limitation policy adopted by the board in 2012 (which is described under 'Corporate Governance and Director Compensation - Director Nomination Process' below), one of our directors, Michael M. Gostomski, will be retiring from service on the board effective immediately after the annual meeting and will, accordingly, not stand for re-election at the annual meeting. Based on the recommendation of our nominating committee, the board has determined not to fill the vacancy that will occur on the board as a result of the retirement of Mr. Gostomski and has accordingly fixed the number of directors to be elected at the annual meeting at nine. Each director will be elected at the annual meeting for a term that expires at the next regular shareholders' meeting and will hold office for the term for which he or she was elected or until a successor is elected and qualified.
Each of the nominees named below is a current director of Fastenal and has indicated a willingness to be named in this proxy statement and to serve as a director for the ensuing year. Each of the nominees has been previously elected by our shareholders, with the exception of Leland J. Hein, who was elected by the board of directors in July 2014 to fill the vacancy resulting from the expansion of the board noted above. Proxies solicited by the board of directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire board. Notwithstanding the foregoing, in case any such nominee is not a candidate at the annual meeting of shareholders for any reason, the proxies named in the enclosed proxy card may vote for a substitute nominee in their discretion.
The following table sets forth certain information as to each director and nominee for the office of director (other than our one retiring director):

Name	Age	Director Since	Position
Willard D. Oberton	56	1999	Chairman of the Board and Director
Michael J. Ancius	50	2009	Director
Michael J. Dolan	66	2000	Director
Leland J. Hein	54	2014	President, Chief Executive Officer, and Director
Rita J. Heise	58	2012	Director
Darren R. Jackson	50	2012	Director
Hugh L. Miller	71	2007	Director
Scott A. Satterlee	46	2009	Director
Reyne K. Wisecup	52	2000	Executive Vice President – Human Resources and Director
Director Qualifications
Fastenal's board of directors is comprised of a diverse group of individuals of varying backgrounds and experiences. Our management directors bring important internal insights and perspective developed during their years of experience in operations and administration at the company. They provide direct-line feedback for the people-centered culture that has played a major role in the company's success. Our independent directors contribute a variety of expertise derived from their backgrounds in the areas of entrepreneurial leadership, strategic planning, multi-location sales and marketing, manufacturing, distribution, international market development, information technology, publicly-held company reporting, professional administration, investor relations, risk management, and accounting.
The board believes each of the nominees possesses the experience, skills, and attributes to serve on the company's board of directors, and collectively contribute to its ongoing success.
Mr. Willard D. Oberton has served as chairman of the board since April 2014. He also served as the company's chief executive officer from December 2002 through December 2014, when he relinquished that position. He began his business career with Fastenal in January 1980, and was promoted to branch manager, then district manager, and later to general operations manager. He served as our vice-president from March 1997 through June 2000, as our executive vice-president from June 2000 through July 2001, as our chief operating officer from March 1997 through December 2002, and as our president from July 2001 through July 2012. Mr. Oberton's professional career grew from within Fastenal as he successfully worked, managed, and provided leadership to most of the departments and disciplines integral to the company's growth and financial success. Mr. Oberton's varied experience with the company, including his long tenure as chief executive officer, gives the board unique insight into the company's 'success drivers' and provides continuity to Mr. Hein in the development and execution of the company's strategy. In addition, Mr. Oberton serves on the board of directors of publicly-held Donaldson Company, which gives him useful insight into another organization's corporate governance, compensation planning, and strategic development. Also, he serves on the board of WinCraft Inc., a privately-held company involved in manufacturing and distributing promotional marketing merchandise, which are important disciplines helpful to Fastenal. Additionally, he has served on the boards of various community and educational organizations, including the board of trustees of St. Benedict's College, St. Joseph, Minnesota.
Mr. Oberton has been a director of Fastenal since 1999.
Mr. Michael J. Ancius serves as the director of strategic planning, financing, and taxation of Kwik Trip, Inc., a position he has held since 1997. Kwik Trip is a privately-held multi-location retail convenience store chain and food processing and logistics company headquartered in La Crosse, Wisconsin, with $4.8 billion in annual revenues and over 14,000 employees at 470 locations. Prior to 1997, Mr. Ancius was a senior manager with the certified public accounting firm of McGladrey LLP for nine years, where he specialized in taxation. His background in strategic planning, board operations, capital markets, capital structures and valuations, insurance risk management, taxation, and financial and accounting matters contributes a unique set of skills to the board. Additionally, his involvement with Kwik Trip's strategic planning and development of Kwik Trip's compensation strategies brings beneficial insight to our compensation committee.
Mr. Ancius has been a director of Fastenal since 2009 and is a member of our compensation committee and chair of our nominating committee.
Mr. Michael J. Dolan has worked as a business consultant since March 2001. From October 1995 through February 2001, he served as chief operating officer of The Smead Manufacturing Company, participating in the management and leadership of that privately-owned manufacturer of office filing products. At the time of Mr. Dolan's involvement with that company, Smead had sales of approximately $500 million, manufactured its products in multi-plant locations in North America and Europe, and sold and distributed its products in all fifty states and internationally. Prior to 1995, Mr. Dolan was a partner in the international audit and accounting firm of KPMG LLP, which assisted in taking Fastenal public in 1987. He was associated with KPMG LLP for a total of twenty-five years during which time he specialized in advising distribution, transportation, and manufacturing companies, several of which were publicly-held. His operations background in manufacturing, multi-location distribution, transportation, and marketing serves the board and company in these areas integral to Fastenal's business, and provides experience in evaluating business risk as well as opportunity. His financial background and experience in accounting and reporting matters and in advising publicly-held companies provides the experience needed to chair the company's audit and compensation committees. He has also served on various community and educational boards, including the board of trustees of St. Mary's University, Winona, Minnesota.
Mr. Dolan has been a director of Fastenal since 2000, is a member of our nominating committee, and is chair of our audit and compensation committees.
Mr. Leland J. Hein, serves as the company's president, a position he has held since July 2012, and chief executive officer, a position he has held since January 2015. He began his career at Fastenal in 1985, and served in various sales and managerial roles, including general manager, district manager, and regional vice president, until being named as one of our executive vice presidents – sales in November 2007, a position he held until being elected president in July 2012. Mr. Hein's career path with the company gives the board unique insight into the company's business operations and the development and implementation of the company's strategy, and epitomizes the 'promote from within' philosophy which is a cornerstone of Fastenal's culture.
Mr. Hein has been a director of Fastenal since 2014.
Ms. Rita J. Heise has worked as a business consultant since January 2012. From 2002 through her retirement in December 2011, she served as a corporate vice president and chief information officer of Cargill, Incorporated, an international producer and marketer of food, agricultural, financial and industrial products and services, and one of the largest privately-owned companies in the world. In her capacity as the chief information officer, she was responsible for Cargill's information technology worldwide. While at Cargill, she also served as a platform leader providing executive leadership for the ag horizon, animal nutrition, and salt/de-icing businesses and was a member of the business transformation and process improvement leadership teams. Prior to joining Cargill, Ms. Heise was the chief information officer for the aerospace business of Honeywell International Inc. and for Honeywell's Europe, Middle East, and Africa operations. During her 25 years at Honeywell, she worked on business integrations, process improvement teams, and mergers and acquisitions; led various information technology assignments; and held various positions in supply chain, operations, customer service, and distribution. Ms. Heise has participated in information technology industry committees and currently serves as chair of the board of Blue Cross Blue Shield of Minnesota, a non-profit health services company. She previously served on the board of Adventium Labs, a privately-held systems engineering and cyber-security company. Her information technology background, combined with a diverse operations background, offers the board valuable insight on ways for Fastenal to maximize the use of advancing technologies in marketing, operations, and distribution.

Ms. Heise has been a director of Fastenal since 2012 and is a member of our compensation committee.
Mr. Darren R. Jackson has served as the chief executive officer of Advance Auto Parts, Inc., a publicly-held auto parts sourcing and distribution company with $9.6 billion in annual revenues and over 5,200 owned locations, since January 2008, and has been a member of its board of directors since July 2004. From 2000 through 2007, he was employed at Best Buy Co., Inc., a publicly-held specialty retailer of consumer electronics, and was appointed its executive vice president-finance and chief financial officer in February 2001. Prior to 2000, he served as vice president and chief financial officer of Nordstrom Full Line Department Stores, Inc., a publicly-held organization, and also held various senior positions, including chief financial officer, with Carson Pirie Scott & Company, previously a publicly-held organization. He began his career at KPMG LLP. His background in executive leadership in multi-location consumer products companies contributes valuable insight to enhance Fastenal's basic distribution model, and offers guidance into expansion opportunities. Mr. Jackson has also served on the Marquette University board of trustees since 2004.
Mr. Jackson has been a director of Fastenal since 2012 and is a member of our audit committee.
Mr. Hugh L. Miller has been president and chief executive officer of RTP Company, a privately-owned custom compounder of thermoplastic materials headquartered in Winona, Minnesota, since 1982. This manufacturing company, with over $435 million of annual revenues and 17 plant locations throughout the world, has grown profitably under his strategic guidance and daily executive leadership. In addition to the worldwide manufacturing locations, the company has had a significant international presence for approximately 20 years and currently has sales offices in countries such as Singapore, China, Japan, India, Korea, Malaysia, France, Germany, England, and The Netherlands, which are areas of Fastenal's strategic focus. Mr. Miller's experience in developing and growing a successful business dependent on diverse customer relationships in unique foreign cultures contributes needed insight to Fastenal's management team as it pursues international opportunities. Additionally, he has served as a member and leader of several community boards and organizations.
Mr. Miller has been a director of Fastenal since 2007 and is a member of our audit and nominating committees.
Mr. Scott A. Satterlee has served as president of the North America Surface Transportation Division of C.H. Robinson Worldwide, Inc., one of the world's largest third party logistics companies, since December 2014, a senior vice president of transportation of that company from December 2007 through December 2014, and a vice president of transportation of that company from early 2002 through December 2007. C.H. Robinson, with annual revenues of over $13.4 billion, is a publicly-held global provider of transportation and logistics services headquartered in Eden Prairie, Minnesota. It serves customers through a network of offices in North America, South America, Europe, Asia, and the Middle East. C.H. Robinson utilizes a pay-for-performance incentive compensation model to motivate its employees, a philosophy consistent with Fastenal's compensation programs. Since becoming an executive officer of C.H. Robinson, Mr. Satterlee has been responsible for a portion of its existing global operations with duties that include oversight of a decentralized network of offices, each with local and global account relationships. Additionally, Mr. Satterlee has been accountable at C.H. Robinson for expanding operations into portions of South America, Europe, and Asia. Currently, his duties include oversight of the company's North American Surface Transportation Network of offices which include the primary service lines of 'truck load', 'less-than truck load', and 'intermodal shipping'. He brings multi-location operational, compensation, and international business development experience to the board, all consistent with our company's strategic focus.
Mr. Satterlee has been a director of Fastenal since 2009 and is a member of our audit committee.
Ms. Reyne K. Wisecup serves as the company's executive vice president – human resources. She began her career at Fastenal in 1988, and served in various operational and administrative areas until being named human resources director in April 1997. In April 2002, she was promoted to vice president of employee development, a position she held until November 2007 when she was made executive vice president – human resources. In her capacity as executive vice president – human resources, Ms. Wisecup has management responsibilities for the company's human resources department which includes human relations, payroll, benefits, diversity and compliance, general insurance, legal, and the Fastenal School of Business. Because we credit much of our success to our 'people centered' decentralized structure, relying upon the entrepreneurial motivation and creative energy of our employees, Ms. Wisecup provides a very helpful direct link between the employees and the board which aids the board in shaping employee relations. Her career path also epitomizes the 'promote from within' philosophy which is a cornerstone of Fastenal's culture.
Ms. Wisecup has been a director of Fastenal since 2000.
None of the above nominees is related to any other nominee or to any of our executive officers.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
THE ELECTION OF EACH OF THE ABOVE NOMINEES
* * * * * * * * * *

CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

Director Independence and Other Board Matters

Our board of directors has determined that Mr. Gostomski, Mr. Dolan, Mr. Miller, Mr. Ancius, Mr. Satterlee, Ms. Heise, and Mr. Jackson do not have any relationships that would interfere with the exercise by such person of independent judgment in the carrying out of his or her responsibilities as a director and that each such individual is an independent director under the listing standards of the NASDAQ Stock Market (herein referred to as 'independent directors'). At the time of their retirement from the board of directors of the company in April 2014, each of Robert A. Kierlin and Stephen M. Slaggie was an independent director. The independent directors constitute a majority of our board of directors and a majority of the nominees for the office of director. In making the board’s independence determination, the members of the board were aware of, and considered, various transactions between Fastenal, on the one hand, and companies in or with respect to which certain of our directors have equity interests or serve as directors, officers, or employees, on the other hand. Those transactions consisted of the purchase of products by such companies from Fastenal in the ordinary course of business and on terms available to comparable unrelated customers in similar circumstances, and the purchase by Fastenal of products or services from such companies in the ordinary course of business on terms negotiated on an arm’s-length basis. None of our directors were in any way directly involved with any of these transactions.

All interested parties, including our shareholders, may contact our board of directors by e-mail addressed to bod@fastenal.com. Registered or beneficial owners of our common stock should identify themselves in their e-mails as shareholders of the company. The executive assistant to our chief executive officer periodically reviews all such e-mails and forwards all communications from our shareholders, and all communications from other interested parties requiring board attention, to the chairman of the board.

We have no formal policy regarding attendance by directors at our annual meeting, although most of our directors have historically attended this meeting. Each of our directors attended our 2014 annual meeting.

Board Oversight of Risk

The board of directors recognizes that, although risk management is a primary responsibility of the company's management, the board plays a critical role in oversight of risk. The board, in order to more specifically carry out this responsibility, has assigned the audit committee the primary duty to periodically review the company's policies and practices with respect to risk assessment and risk management, including discussing with management the company's major risk exposures and the steps that have been taken to monitor and control those exposures. The compensation committee has been assigned the duty to assess the impact of the company's compensation programs on risk and recommend to the board of directors the adoption of any policies deemed necessary or advisable in order to mitigate compensation related risks. Information on the compensation committee's involvement in risk assessment and management as they relate to compensation programs is provided below under 'Executive Compensation-Compensation Discussion and Analysis.' Each committee reports to the board ensuring the board's full involvement in carrying out its responsibility for risk management.

The board's oversight role in this area has not affected its leadership structure, largely because of the level of direct communication between various members of senior management and the board and its committees.

Board Leadership Structure and Committee Membership

Mr. Oberton has been the chairman of the board since April 2014, when he took over that responsibility from Mr. Kierlin, who was the principal founder of the company and chairman for all of the prior years of the company’s existence. Until January 2015, Mr. Oberton was also chief executive officer of the company. At the time Mr. Oberton assumed the position of chairman, the board believed that having Mr. Oberton in the combined roles best served the company’s and shareholders’ interests by affording continuity of leadership, establishing clear responsibility and accountability for guiding the company, and avoiding confusion among the investing public and the company’s customers, vendors, and employees regarding leadership succession. The combined roles also enabled Mr. Oberton to continue to act as a bridge between management and the board, helping both to act with a common purpose.
As we indicated in our proxy statement for the 2014 annual meeting, at the time Mr. Oberton was elected chairman, the board was strategically committed to separating the chairman and chief executive officer roles again when the opportunity best presented itself in future years. The board did so at the end of 2014 when Mr. Hein was elected to replace Mr. Oberton as chief executive officer of the company. Although the roles of chairman and chief executive officer are now separated, separation of the two offices is not mandated by any corporate governance guidelines of the company and continued separation of the roles will depend upon specific circumstances and the experience and background of the company’s leadership.
As chairman, Mr. Oberton is the primary liaison between senior management and the independent directors and provides strategic input and leadership to our executive officers. With input from the other board members, committee chairs, and management, he develops the agenda for board meetings, sets board meeting schedules, and presides over meetings of the board. As the company's chairman, former chief executive officer and a board member for over fifteen years, Mr. Oberton combines a detailed and in-depth knowledge of the company’s day-to-day operations with an ability to identify strategic priorities essential to the future success of the company and effectively execute the company’s strategic plans.
Mr. Oberton is not responsible for setting agendas for executive sessions of the independent directors. Instead that duty is currently performed by Mr. Dolan with input from the company’s other independent directors. Mr. Dolan’s role in establishing agendas for the executive sessions helps assure that those sessions remain effective forums for promoting open and candid discussion among the independent directors regarding issues of importance to the company, including evaluating the performance and effectiveness of members of management.
At this time our independent directors have determined not to appoint one of their members to serve as lead independent director due to their view that all of the independent directors should feel equally engaged, responsible for, and involved in, company affairs and that appointment of a single individual to serve as lead independent director would run counter to that objective.
During 2014, we had three standing board committees, consisting of an audit committee, a compensation committee, and a nominating committee. The members of these committees during 2014, and the number of meetings held by the board and by each committee during 2014, are detailed below. Each director attended more than 75% of the aggregate number of meetings in 2014 of the board and the various committees on which he or she served that were held during his or her term of service on the board.

	Board	Audit	Compensation	Nominating
Mr. Oberton	Chairman
Mr. Ancius	X		X	Chairman
Mr. Dolan	X	Chairman	Chairman	X
Mr. Gostomski	X		X
Mr. Hein	X
Ms. Heise	X		X
Mr. Jackson	X	X
Mr. Miller	X	X		X
Mr. Satterlee	X	X
Ms. Wisecup	X
Number of 2014 meetings	4	6	5	2
Audit Committee
Our audit committee consists of four directors, each of whom is an independent director. Our board of directors has determined that Mr. Dolan and Mr. Jackson are 'audit committee financial experts' under the rules of the SEC.
The audit committee is responsible for overseeing our management and independent registered public accounting firm as to corporate accounting, financial reporting, internal controls, audit matters, and corporate risk management, and has the authority to:

•	Select, evaluate, compensate, and replace our independent registered public accounting firm;

•	Pre-approve services to be provided by our independent registered public accounting firm;

•
Review and discuss with our management and independent registered public accounting firm our interim and audited annual financial statements, and recommend to our board whether the audited annual financial statements should be included in our annual report on Form 10-K;

•	Review and discuss with management our major risk exposures and the steps that management has taken to monitor and control such exposures;

•	Monitor the activities and performance of our internal auditors and our independent registered public accounting firm;

•	Monitor the independence of our independent registered public accounting firm;

•	Oversee our internal compliance programs;

•	Review related person transactions for potential conflict-of-interest situations; and

•	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters.
Our audit committee operates under a written charter originally adopted by our board of directors in June 2000 and most recently amended in January 2013. The audit committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Corporate Governance page of the Investors section of our website at www.fastenal.com.
Related Person Transaction Approval Policy
In January 2007, our board of directors adopted a formal written related person transaction approval policy, which sets out our policies and procedures for the review, approval, or ratification of 'related person transactions'. For these purposes, a 'related person' is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy is reviewed periodically to determine if any amendments are needed. A copy of the current policy is available on the Corporate Governance page of the Investors section of our website at www.fastenal.com.

This policy applies to any financial transaction, arrangement, or relationship or any series of similar financial transactions, arrangements, or relationships in which Fastenal is a participant and in which a related person has a direct or indirect interest, other than the following:

•	Payment of compensation by Fastenal to a related person for the related person's service in the capacity or capacities that give rise to the person's status as a 'related person';

•	Transactions available to all employees or all shareholders on the same terms;

•
Purchases of supplies from Fastenal in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Fastenal's filings with the SEC; and

•	Transactions, which when aggregated with the amount of all other transactions between the related person and Fastenal, involve less than $120,000 in a year.
Our audit committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it must be brought to the audit committee for ratification, amendment, or rescission. The chairman of our audit committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the audit committee, provided that any action by the chairman must be reported to our audit committee at its next regularly scheduled meeting.
Our audit committee will analyze the following factors, in addition to any other factors the members of the audit committee deem appropriate, in determining whether to approve a related person transaction:

•	Whether the terms are fair to Fastenal;

•	Whether the transaction is material to Fastenal;

•	The role the related person has played in arranging the related person transaction;

•	The structure of the related person transaction; and

•	The interests of all related persons in the related person transaction.

Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Fastenal and the related person following certain procedures designated by the audit committee.
Transactions with Related Persons
There were no related person transactions during 2014 required to be reported in this proxy statement.
Compensation Committee
Our compensation committee was appointed by our board of directors to discharge the board's responsibilities relating to compensation of Fastenal's executive officers and to oversee and advise the board on the adoption of policies that govern our compensation and benefit programs. Our compensation committee consists of four directors and, upon Mr. Gostomski's retirement in April 2015, will consist of three directors. Each member of our compensation committee qualifies as an independent director. Our compensation committee has the authority to:

•	Evaluate our chief executive officer's performance, and determine and approve all elements of our chief executive officer's compensation;

•	Review the evaluations of the performance of our other executive officers, and approve all elements of their compensation;

•	Approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;

•	Review our compensation programs for management employees generally, and make recommendations to our board concerning the adoption or amendment of compensation plans;

•	Review and approve all changes in Fastenal's benefit plans which could result in material changes in costs or the benefit levels provided;

•
Review our compensation policies and practices as they relate to risk management practices and risk-taking incentives, and recommend to the board of directors the adoption of policies to mitigate risks arising from compensation policies and practices;

•	Oversee the process by which the company conducts advisory shareholder votes regarding compensation matters; and

•	Review and discuss with management our Compensation Discussion and Analysis and recommend to our board the inclusion of the Compensation Discussion and Analysis in Fastenal's annual proxy statement.

Our compensation committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the compensation committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the compensation committee on the compensation of our other executive officers (but not his own) and may provide input at the request of the compensation committee on that compensation. However, he may not vote on executive compensation.
Our compensation committee operates under a written charter originally adopted by our board of directors in February 2007, and most recently amended and restated in January 2013. The compensation committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Corporate Governance page of the Investors section of our web site at www.fastenal.com.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an officer or employee of Fastenal. During 2014, no executive officer of Fastenal served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had any of its executive officers serving as a member of our board of directors or compensation committee.
Compensation of our Directors
Our compensation committee made recommendations regarding director compensation for 2014 to the full board and the board made the final decision regarding director compensation after consideration of such recommendations. All of our directors, including our chief executive officer, participated in the deliberations of the board regarding director compensation.
During 2014, each of our non-employee directors received an annual retainer of $55,000 and each of our employee directors received an annual retainer of $27,500 for his or her services as a director, except that Mr. Kierlin and Mr. Slaggie, who retired from the board in April 2014, each received an annual retainer of $18,333 (or approximately one-third of a full year’s retainer) and Mr. Hein, who was elected in July 2014 and attended his first board meeting in October 2014, received an annual retainer of $6,875 (or one-quarter of a full year’s retainer). In addition, the chair of the audit committee received an annual retainer of $15,000 and the chair of the compensation committee received an annual retainer of $10,000. The chair of the nominating committee did not receive an annual retainer. The annual retainers were paid at the first meeting of the year, except that Mr. Hein’s retainer was paid at the time he was elected to the board. Each of our non-employee directors, other than Mr. Kierlin, also received $4,000 for attendance at each regular or special meeting of the board and each committee meeting. Mr. Kierlin received a monthly retainer of $5,000 in lieu of meeting attendance fees for the months in which he served as chairman. No monthly retainer was paid to Mr. Oberton in his capacity as chairman. In addition, each of our non-employee directors was entitled to be reimbursed for reasonable expenses incurred by such non-employee director in the performance of his or her services as a director or committee member, including reasonable expenses of attendance at board and committee meetings.

The following table sets forth information with respect to the 2014 compensation for each of our directors, in their capacity as directors, other than our chief executive officer and president. The compensation of our chief executive officer and president, in their capacity as a director and an executive officer of Fastenal, is set out in the Summary Compensation Table under 'Executive Compensation - Summary of Compensation' later in this document.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Kierlin [1]	38,333	—	—	—	—	—	38,333
Stephen M. Slaggie [1]	22,333	—	—	—	—	—	22,333
Michael J. Ancius	99,000	—	—	—	—	—	99,000
Michael J. Dolan	148,000	—	—	—	—	—	148,000
Michael M. Gostomski	91,000	—	—	—	—	—	91,000
Rita J. Heise	91,000	—	—	—	—	—	91,000
Darren R. Jackson	87,000	—	—	—	—	—	87,000
Hugh L. Miller	95,000	—	—	—	—	—	95,000
Scott A. Satterlee	87,000	—	—	—	—	—	87,000
Reyne K. Wisecup	27,500	—	—	—	—	—	27,500
1 Mr. Kierlin and Mr. Slaggie retired in April 2014.
At its meeting in January 2015, the board reduced the annual retainer for Mr. Gostomski, who is retiring after the annual meeting, to $18,333 (or approximately one-third of a full year’s retainer), increased the annual retainer of the chair of the audit committee to $25,000, authorized an annual retainer for the chair of the nominating committee of $10,000, and authorized a monthly retainer for Mr. Oberton in his capacity as chairman of the board of $40,000 in lieu of meeting attendance fees. All other elements of director compensation were unchanged.
Nominating Committee
Our nominating committee assists the board in maintaining effective governance of the company by identifying and recommending to the board appropriate candidates to serve as directors of the company and periodically assessing the composition of our board. Our nominating committee consists of three directors, each of whom qualifies as an independent director.
Our nominating committee has the authority to:

•	Periodically review the composition, skills and qualifications of members of the board and recommend any changes to the board in its size or composition;

•	Engage in succession planning for the chairman of the board and other board members;

•	Identify, evaluate, recruit, and recommend to the board candidates to fill any vacant or newly created board positions;

•	Recommend to the board candidates for election as directors at the annual shareholders meeting;

•	Consider any resignations tendered by directors and recommend appropriate action to the board in response; and

•	Regularly review its performance and the adequacy of its charter.
Our nominating committee operates under a written charter originally adopted by our board of directors in January 2012. The nominating committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Corporate Governance page of the Investors section of our website at www.fastenal.com.
Director Nomination Process
Our nominating committee believes the following qualifications, skills and attributes are necessary for the company's directors:

•	Integrity, intelligence, good judgment, ambition, and innovation;

•	Loyalty to our company and concern for its success and welfare;

•	The ability and willingness to apply sound and independent judgment;

•	An awareness of a director's vital part in our good corporate citizenship;

•	Time available for meetings and consultation on company matters;

•	The commitment to serve as a director for a reasonable period of time; and

•	The willingness to assume the fiduciary responsibilities of a director.

In selecting and evaluating director candidates, the nominating committee also considers an individual's business, employment and educational background, leadership experience in business or administrative activities, breadth of knowledge about issues affecting our company, and ability to contribute special expertise to board or committee activities.
In July 2012, the board adopted an 'age-limitation' policy relating to service on the board. The policy provides that no person will be nominated by the board for election by the shareholders of the company to the board, or elected by the directors of the company to fill any vacancy on the board, during any year if such person is 74 years of age or older on January 1st of such year. Additionally, the policy grants any person who has served as a director of the company for a period of at least 15 years and who is restricted from further service on the board because of the 'age-limitation' policy, the opportunity to continue as a director emeritus of the company and, as such, to participate in board meetings and activities, but without the right to vote on any matters considered by the board and without compensation for attending board meetings or for providing services to the company as a director emeritus. Under this policy, Mr. Michael M. Gostomski will not be eligible to stand for re-election at the 2015 annual meeting of shareholders.
Although our board does not have a formal policy relating specifically to the consideration of diversity in the selection and evaluation of director nominees, it does seek a diversity of perspectives, backgrounds, and life experiences. The nominating committee is mindful of the board's view in this regard in discharging its responsibilities.
If, after consultation with the full board and members of management to determine the needs of the company for new directors, the nominating committee decides to recommend the addition of one or more directors, or if a vacancy occurs on the board that the nominating committee determines should be filled, the process described below will be followed by the nominating committee:

•	With input from the chairman of the board, it will initiate the search for director candidates;

•	Identify a slate of candidates for consideration;

•	Conduct inquiries into the background and qualifications of identified candidates;

•	Determine those candidates who should be interviewed and conduct the interviews;

•	Approve a candidate for recommendation to the board; and

•
Seek board endorsement of the recommended candidate for election by our shareholders or board appointment of the recommended candidate to fill a vacancy or a newly created board position between shareholder meetings.

Our nominating committee has the authority to retain search firms to assist in identifying and evaluating director candidates, as well as any other advisors as the nominating committee determines necessary to carry out its duties. Fastenal is required to provide appropriate funding, as determined by our nominating committee, for payment of compensation to any search firm or other advisors so employed by the nominating committee.
Our nominating committee will consider director candidates recommended by our shareholders. Candidates recommended by our shareholders will be evaluated in the same manner as other candidates. Shareholders may recommend candidates by sending an e-mail to nominate@fastenal.com or by writing to Nominating Committee, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing that candidate's name, biographical data, and qualifications.
Annual Board Evaluations
Our nominating committee reviews the composition, skills and qualifications of the individual members of our board of directors on an annual basis, and reports to the board of directors regarding suggested changes in size or composition of the board of directors and any succession planning for the chairman of the board and other board members.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act requires our directors and officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for 2014.

* * * * * * * * * *

PROPOSAL #2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2015, subject to ratification by our shareholders. While it is not required to do so, the audit committee is submitting the selection of KPMG LLP for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, the audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.
A representative of KPMG LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
RATIFICATION OF THE SELECTION OF KPMG LLP AS FASTENAL'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
* * * * * * * * * *
AUDIT AND RELATED MATTERS
Audit Committee Report
As noted earlier, our audit committee is responsible for overseeing Fastenal's management and independent registered public accounting firm in respect of our accounting and financial reporting. In performing its oversight function, our audit committee relies upon advice and information received from Fastenal's management and independent registered public accounting firm.
In that regard, our audit committee has reviewed and discussed with members of Fastenal's management our audited consolidated financial statements for 2014, and has discussed with representatives of our independent registered public accounting firm the matters required to be discussed with audit committees by the Public Company Accounting Oversight Board ('PCAOB') Auditing Standard No. 16, 'Communications with Audit Committees and Related Amendments to PCAOB Standards', as adopted by the PCAOB on August 15, 2012. Our audit committee has also received the written disclosures and letters from our independent registered public accounting firm required by the PCAOB regarding our independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with representatives of our independent registered public accounting firm the firm's independence.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our audited financial statements for 2014 be included in our 2014 annual report on Form 10-K for filing with the SEC.

Michael J. Dolan (Chair)	Hugh L. Miller	Scott A. Satterlee	Darren R. Jackson
Members of the Audit Committee

Audit and Related Fees
In connection with the audit of our 2014 and 2013 consolidated financial statements, we entered into engagement letters with KPMG LLP which set forth the terms by which KPMG agreed to perform audit services for us. These agreements are subject to alternative dispute resolution procedures and an exclusion of punitive damages.
The following table presents fees billed by our independent registered public accounting firm for professional services, in the years indicated, by category, as described in the notes to the table.

	2014	2013
Audit fees
Consolidated audit fees(1)	$723,000	690,000
Statutory audit fees(2)	48,856	46,037
	771,856	736,037
Audit-related fees(3)	34,900	33,250
Tax fees	3,045	3,063
All other fees	—	—
Total	$809,801	772,350

(1)
Aggregate fees for professional services rendered by our independent registered public accounting firm for the audit of Fastenal's annual financial statements, audit of internal control over financial reporting, and review of financial statements included in our quarterly reports on Form 10-Q.

(2)	Aggregate fees billed for statutory audit services related to our Puerto Rico, Panama, and Latin America operations.

(3)	Aggregate fees billed for audit-related services related to our 401(k) plan and review services related to our Dominican Republic operations.
Independence of Principal Accountant
Our audit committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of our independent registered public accounting firm.
Pre-Approval of Services
The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require the pre-approval by our audit committee or pursuant to pre-approval policies and procedures established by our audit committee of audit and non-audit services provided to us by our principal accountant. There is an exception for de minimis non-audit services which may, under certain circumstances, be approved retroactively. Our audit committee has granted to its chairman, Mr. Dolan, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the audit committee at its next scheduled meeting. All of the services were pre-approved in accordance with our pre-approval policy, and none of the services provided to us by our independent registered public accounting firm in 2014 or 2013 were approved retroactively pursuant to the exception to the pre-approval requirements for de minimis non-audit services described above.
* * * * * * * * * *

PROPOSAL #3 – AN ADVISORY VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT
Our compensation committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this proxy statement. Shareholders are urged to read the Compensation Discussion and Analysis which also discusses how our compensation programs implement our compensation philosophy, as well as the Summary Compensation Table and other related tables and narrative disclosure which describe the compensation of our chief executive officer, our chief financial officer and the other three most highly compensated executive officers of Fastenal in 2014 (our 'named executive officers') set forth under 'Executive Compensation' below. The compensation committee and the board of directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our compensation goals and that the compensation of our executive officers in 2014 reflects and supports these compensation policies and procedures.
As required pursuant to Section 14A of the Securities Exchange Act of 1934, shareholders are being asked to vote on the following resolution:
RESOLVED, the shareholders of Fastenal Company approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2015 Annual Meeting of Shareholders captioned 'Executive Compensation'.
This advisory vote on executive compensation, commonly referred to as a 'say-on-pay' advisory vote, is not binding on our board of directors. However, the board and compensation committee will take into account the result of the vote when determining future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
* * * * * * * * * *

EXECUTIVE COMPENSATION
Compensation Committee Report
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee's review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2014 annual report on Form 10-K.

Michael J. Dolan (Chair)	Michael M. Gostomski	Michael J. Ancius	Rita J. Heise
Members of the Compensation Committee
Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides information about the fiscal 2014 compensation program for our named executive officers, who, in 2014, were:

•	Mr. Willard D. Oberton, Chief Executive Officer (retired effective December 31, 2014)

•	Mr. Leland J. Hein, President (named Chief Executive Officer effective January 1, 2015)

•	Mr. Daniel L. Florness, Executive Vice President and Chief Financial Officer

•	Mr. Kenneth R. Nance, Executive Vice President - Sales

•	Mr. Steven A. Rucinski, Executive Vice President - Sales

We believe compensation programs are most effective when they are fair, simple, transparent, designed to motivate employees to take prudent entrepreneurial risk to achieve company goals, and paid as close to the time the goals are achieved as is possible. Our primary objective is to structure compensation so as to ensure that a significant portion is directly tied to achievement of financial and operational goals and other factors that impact shareholder value. Consistent with this philosophy, our compensation program for executive officers incorporates features such as the following:

•	Annual base salaries are generally below the market median;

•	Quarterly cash incentive opportunities based on growth in pre-tax or net earnings are typically above the market median;

•	Long-term incentives are provided periodically, but not annually, in the form of stock options with extended (generally five to eight year) vesting periods, and are not limited to senior executives;

•	No discounted or reload stock option awards are permitted, and the re-pricing of stock options is prohibited;

•
The vesting of stock option awards is accelerated in connection with a change in control only if the awards are neither assumed nor replaced by the surviving entity in the change in control transaction;

•	Retirement and health and welfare plans in which executive officers participate are the same as those generally available to all U.S. employees;

•	No perquisites are provided; and

•	There are no employment, severance, or change in control agreements with any employees, including executive officers.

Base salaries for most of our named executive officers for 2014 were increased over 2013 to reduce an ever-widening gap in our overall executive compensation program when compared to other companies we consider as peers. Quarterly cash incentive programs for our named executive officers were the same in 2014 as in 2013. No stock option grants were made to named executive officers during 2014 except to Mr. Hein and Mr. Nance who received grants of options to acquire 112,500 and 12,500 shares, respectively, in recognition of these two officers being in their new positions for at least a one-year period.

As has been the case in previous years, in 2014 our company paid our named executive officers cash incentive bonuses each quarter if we exceeded 105% of pre-tax earnings (or, for our chief financial officer, net earnings) for the comparable quarter of the previous year. Cash incentive bonuses were calculated quarterly based on a percentage of earnings in excess of the minimum targeted amounts. The quarterly minimum targets and payout percentages for our named executive officers for 2014 are discussed in greater detail in the section titled ‘Quarterly Incentives’ below.

The table below sets out certain financial information for the company for each of the past three years and includes our actual annual pre-tax earnings and net earnings on a company-wide basis and an annualized calculation of our minimum target pre-tax earnings and net earnings on a company-wide basis. As noted above, bonuses for our executive officers are determined and paid out on a quarterly basis; however, we felt an annualized depiction would more clearly illustrate the philosophy underlying the bonus component of our compensation program.

	2014	% change	2013	% change	2012	% change
Net sales	$3,733,507,000	12.2%	$3,326,106,000	6.1%	$3,133,577,000	13.3%
Pre-tax earnings	787,434,000	10.4%	$713,468,000	5.8%	$674,155,000	17.2%
Pre-tax percent of sales	21.1%		21.5%		21.5%
Net earnings	$494,150,000	10.1%	$448,636,000	6.7%	$420,536,000	17.5%
Pre-tax earnings minimum target[1]	$749,141,000		$707,863,000		$603,835,000
Actual pre-tax earnings less the
minimum target	$38,293,000		$5,605,000		$70,320,000
Net earnings minimum target[1]	$471,068,000		$441,563,000		$375,825,000
Actual net earnings less the
minimum target	$23,082,000		$7,073,000		$44,711,000

1Calculated as 105% of the prior year's actual pre-tax or net earnings.

Our method of determining cash incentives for our named executive officers in 2014, which remained substantially unchanged over prior years, rewarded superior growth. Because our pre-tax earnings and net earnings grew from 2013 to 2014, and the spread between actual earnings and minimum target earnings was more in 2014 than it was in 2013, cash incentive plan payouts to our named executive officers for 2014 were 178% greater than the payouts for 2013.

In deciding to continue with our existing executive compensation practices in a largely consistent manner, our compensation committee took into account the fact that the holders of over 97% of the shares voted at our 2014 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for the 2014 annual meeting.
Mitigation of Compensation-Related Risk
The company's management, in concert with the compensation committee, has examined the company's compensation policies, plans, and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on the company. In conducting this examination, management and the compensation committee have reviewed the company's compensation plans and programs, including incentive bonus and equity award plans, and evaluated the impact of such plans and programs in terms of business risk and the mitigating controls in place to manage those risks. Such controls include:

•	Approval by our board of directors and the compensation committee of significant compensation plans and programs;

•
Oversight by the compensation committee of compensation plans and programs for senior executive management employees, including approval of incentive plan goals, review of actual performance against goals, and approval of award payouts;

•	Regular scrutiny of performance and compliance with policies and procedures by senior executive managers responsible for specific business areas;

•	Ongoing monitoring of specific asset areas by regional finance managers, and by internal audit and finance department personnel;

•
The design of our cash incentive plans, which rewards employees only for performance that exceeds the level of the prior year, provides employees with the immediate feedback and motivation necessary to take prompt action to correct unacceptable financial results, and utilizes actual results in current periods, rather than projected future results, as the basis for minimum performance targets in subsequent periods, thereby reducing the incentive to manipulate results; and

•	Longer than typical vesting periods for equity-based compensation that encourage long-term perspectives among employees.

Because of the controls in place, we have concluded that there are no unmitigated risks created by the company's compensation policies, plans and practices that create incentives or encourage behavior that are reasonably likely to have a material adverse effect on the company.
Underlying Philosophy
Equitable Treatment and Entrepreneurial Culture
Companies succeed to the extent that all persons in the organization pursue a common goal. Fastenal's goal is simple - Growth through Customer Service®. We keep everyone focused on this common goal by treating everyone fairly and equitably. We believe all of our people are 'key people' in the achievement of our success and that belief is reflected in our compensation system. By striving for fair and equitable treatment for all employees, everyone can stay focused on the common goal of growing our business by serving the customer.
Equitable treatment does not mean equal compensation. Compensation will be fair, but not the same for everyone, if it is based on an employee's knowledge and responsibilities, the difficulty of the task being performed by the employee, and the leadership requirements of the employee's position. The reward system must be designed to keep everyone focused on our common goal, yet developed in such a manner so as to mitigate unnecessary risk taking. With this in mind, our compensation program is designed to be simple, understandable, and transparent to all.
We are a decentralized company with decisions made by those closest to our customer. We avoid central planning as we believe it stifles the creativity of our people and because it is, quite frankly, too slow. To mitigate and control risk, we teach our employees to make decisions within the framework of the company goal - Growth through Customer Service®. This structure has been developed from the ground up, not top down, and it continues to change as needed to meet customer needs, hence focused on 'growing the business'.
To best achieve success, we expect and encourage our people to take entrepreneurial risk. People are hired because of their entrepreneurial attitudes and we encourage and reward this important mindset. We think of our business as being approximately 2,700 highly orchestrated local businesses working in concert. Our organization is structured to serve our customers and achieve Growth through Customer Service®. The highly motivated entrepreneurs running each of our stores make the daily decisions needed to serve the customer and to make themselves and the company successful, and those decisions directly impact the compensation of the individuals who make them. Our compensation system fosters entrepreneurship and progress toward our common goal of profitable growth by making the growth of our sales or profits a key element of the payment formula for most bonuses. The feeling of ownership, propelled by our compensation programs, is an important characteristic that drives our success.
Our people are motivated by the knowledge that if they work hard and demonstrate their creativity and contribute to our success, the opportunities are significant. Incentive compensation, quickly paid, is an important part of the reward structure in our company.
Simplicity, Transparency, and Immediacy
We believe that compensation programs are most effective if they are simple, concise, and openly communicated. In that regard, we do not have an elaborate compensation system with many different components, and the few elements of our compensation system are simple and easy for our employees - the people we need to motivate to achieve our success - and our shareholders to understand. We believe that a more complex compensation system would risk distracting our employees from the common goal of profitably growing our business. In addition, we have systems in place that let our employees know, on a daily basis, how their stores are performing compared to other stores in our organization and how that performance impacts their compensation.
We pay cash bonuses as close as we can to the time when the work is performed and results are achieved. Generally, we pay bonuses for performance achievement on a monthly or quarterly basis. We don't wait until the end of the year, or several years. We believe that quick payment of cash bonuses serves to motivate our people and control business risk. In our line of business, undue risk manifests itself quickly in unacceptable financial results, and our compensation system is designed to ensure that unacceptable financial results are immediately reflected in our peoples' compensation so as to provide them with the feedback and motivation necessary to take prompt corrective action. Our entrepreneurial environment, where actions are rewarded and penalized, means our people immediately feel the effects of their decisions.
Compensation Program Goals and Objectives
Our goals and objectives in designing our compensation programs for all employees, including our executive officers, are to have programs that:

•	Align the interests of our employees with those of our shareholders;

•	Are simple, understandable, and transparent;

•	Are reasonable, fair and equitable, to both the employees and shareholders;

•	Reflect compensation differences based on position and responsibility, providing more variable and contingent compensation to those with greater responsibilities;

•	Pay bonuses quickly; and

•	Achieve overall compensation levels that are sufficiently competitive to retain, attract, and motivate all employees, and reflect their responsibilities.
Our compensation programs are designed to reward:

•	Achievement of stated goals, targets, and superior results necessary to profitably grow our business;

•	A focus on Growth through Customer Service®;

•	An entrepreneurial mindset;

•	Personal growth and assumption of additional responsibilities; and

•	Prudent management of business risk.
We do not use the services of outside consultants to establish or monitor our compensation programs.
How Employees are Compensated
Approximately 75% of our employees interface directly with customers on a daily basis. Our goal with respect to compensation of these employees is simple; a significant portion of their pay should be based on how well they have grown their piece of the business and served the customer. Typical pay arrangements provide a modest base amount paid periodically during the month, along with a major opportunity to earn bonus amounts, paid monthly, based on growth in sales, gross profit achieved, the opening of new accounts, increase in sales to active accounts, prudent management of inventory levels, and collections of accounts receivable. We believe our combination and mix of base and bonus pay motivates our people to high levels of individual and company success, as the goals and objectives have been repeatedly demonstrated to be achievable with superior effort.
Of the remaining approximately 25% of our employees, many are similarly compensated for their contribution to attaining predetermined departmental or project and cost containment goals, most focused on either customer service or better execution of company-wide activities. In these cases, the incentives are paid as soon as possible upon attainment of the goal. Again, the goals and objectives are clearly communicated and the resources for success are provided.
Because we believe the growth in the company’s stock value should be the reward for achieving long-term success consistent with being an owner, we have a stock option plan. Since certain of our foreign employees are unable to receive stock options due to legal restrictions, we also have a stock appreciation rights plan for those foreign employees. Stock appreciation rights granted under that plan are settled in cash. All of our employees are eligible to receive stock option grants or stock appreciation rights and, since beginning the stock option plan in 2003, about 3,000 of our employees have received stock option grants (we currently have approximately 18,000 employees).
We believe our combination of short and long-term rewards and incentives has proven successful as reflected in our historic performance and acceptable levels of employee retention and turnover.
Management's Role in Setting Executive Compensation
Management plays an important role in our executive compensation setting process. The most significant aspects of management's role are:

•	Evaluating employee performance;

•	Recommending business performance targets and objectives; and

•	Recommending salary levels and option awards.

While the ultimate decisions regarding executive compensation are made by the compensation committee, our chief executive officer and our president worked in 2014 with our compensation committee in establishing the agenda and discussion surrounding executive compensation. During this process, our chief executive officer and president were asked to provide:

•	The background information regarding our strategic objectives;

•	Their evaluation of the performance of our other executive officers; and

•	Compensation recommendations as to other executive officers.

In setting the compensation level for our chief executive officer and president for 2014, the compensation committee asked for and received input from the chief executive officer and the president about what was reasonable and fair, yet challenging, in terms of setting performance goals. We respect their knowledge of our business and industry; however, the final determination as to the compensation of our chief executive officer and of our president was made by the compensation committee after careful consideration of numerous factors, including past practices, ability to achieve anticipated goals, and their individual past performance and that of our other executive officers.

Change in Control Arrangements
We have no employment, severance, or change in control agreements with any of our executive officers. Our stock option plan provides that if the company is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of a dissolution or liquidation of the company. The change in control provisions in our stock option plan are designed to ensure maximum flexibility for the company in the event of a merger or similar transaction, in that we can provide for the continuation of options if that is more attractive to potential acquiring companies or can provide for acceleration of vesting of options if we believe doing so would facilitate retention of critical employees during acquisition discussions, would better motivate management to obtain the highest price possible by aligning their interests more closely with those of our shareholders, or would otherwise benefit our shareholders and be fair to our employees.
In December 2014, our compensation committee recommended and our board approved amendments to our stock option plan that are applicable to options granted on or after January 1, 2012. These amendments provide for the continued vesting and exercisability of option awards upon an optionee’s death and for the continued exercisability of already vested option awards upon an optionee’s retirement, defined as the termination of employment (other than for cause) at or after age 60 or at or after the completion of 25 years of continuous employment with the company. The amendments also authorized the compensation committee, in its discretion, to provide for continued or accelerated vesting of option awards upon an optionee’s retirement. The compensation committee believes these changes are appropriate to recognize the service that those individuals have provided to the company and because our stock options include vesting periods that are longer than is typical in the market.
Elements of Executive Compensation
Our executive compensation program has historically been comprised of four elements: base salary, quarterly incentives, equity-based long-term incentives, and other compensation. While all elements of our executive compensation program are intended to collectively achieve our overriding purpose of attracting, retaining, and motivating talented executives, the table below identifies the form and additional specific purposes of each element.

Compensation Component	Form of Compensation		Purpose
Base Salary	Cash	•	Compensate each named executive officer relative to individual responsibilities, experience, and performance.
		•	Provide regular cash flow not contingent on short-term variations in company performance.

Quarterly Incentives	Cash	•	Align compensation with our quarterly corporate financial performance.
		•	Reward achievement of short-term profit growth.
		•	Provide executives with a meaningful total cash compensation opportunity (base salary + quarterly bonus).

Long-term Incentives	Stock Options	•	Encourage long-term retention.
		•	Create a long-term performance focus.
		•	Align compensation with our long-term returns to shareholders.
		•	Provide executive ownership opportunities.

Other Compensation	Benefits	•	Provide competitive retirement and health and welfare benefit plans generally available to all of our employees, including executive officers.
The philosophy and make-up of the program for compensating executives is similar to the philosophy and make-up of the programs for all other employees, in that our executive incentive compensation programs are simple and transparent, and cash incentives earned by our executive officers are paid as close as possible to when the work is done. We do not have a specific policy for allocating compensation between short and long-term components, or between cash and non-cash components. We utilize pay practices which we believe are fair and commensurate with the particular employee's level of responsibility and results achieved. We believe the aforementioned components provide a reasonable total compensation package for our executive officers.

Base Salary
Because of our desire to emphasize those elements of compensation that are performance based, our practice has generally been to set base salary levels below the market median for each executive officer. In setting these salary levels for individual executives, we consider past performance, expected performance, experience of the individual executive, historical compensation levels, and competitive pay practices at the peer group of companies identified under 'Market Competitiveness Review' below. We also consider industry conditions and the overall effectiveness of our compensation program in achieving desired performance levels. Because of our 'pay for performance' mentality, this is the only material component of executive compensation that is not tied directly to our performance.
2014 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2014 at its last meeting in 2013. At that meeting, the base salary for most of our named executive officers for 2014 was increased over 2013. The compensation committee determined that there was an ever-widening gap in our overall executive compensation program when compared to other companies we consider as peers. The committee's analysis of the company's executive compensation compared to the marketplace resulted in a growing concern that we were not fairly paying most of our executive officers and that we risked losing key executives if the compensation gap was not addressed. As a result, the committee determined that an increase in total compensation for those executive officers was both equitable and necessary. In determining to increase base salary rather than modify cash incentive programs or award additional stock options, the committee considered the fact that the company had not increased the general level of base pay for most of our executive officers for many years (except in connection with changes in an executive’s responsibilities), and that increasing base salary afforded a greater level of precision than modifying incentive awards. The committee was also mindful of the fact that the executives’ existing cash incentive programs and option grants were designed to achieve specific company goals, and was hesitant to modify those programs and grants out of a fear of losing focus on those goals. The amount of the increase in base salary of our named executive officers was designed to bring the total compensation of those officers more closely in line with where the company has historically been as compared to its peers, but still below the peer group median.

Fastenal's performance was not a factor considered by the compensation committee in setting the annual base salaries of our executive officers for 2014.

2015 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2015 (other than Mr. Oberton, who retired as chief executive officer effective December 31, 2014) at its last meeting in 2014. At that meeting, the committee determined to increase the base compensation of Mr. Hein in 2015 in recognition of his promotion to chief executive officer. The committee also determined to increase the base compensation of Mr. Florness. The compensation committee believed that increased base compensation for Mr. Florness was warranted due to his longevity in his position and his level of responsibility within the company, and was necessary to better align his base pay with base compensation paid by our peers to their executive officers with comparable duties. The compensation committee determined that the base salary of each of the other named executive officers would remain unchanged from 2014. The committee maintained base compensation for the other named executive officers at levels consistent with 2014 because the committee members believed those base pay levels were reasonable and were reflective of our business model and culture, which puts a greater emphasis on incentive pay.
Quarterly Incentives
Our executive officers are eligible for cash incentives through individual bonus arrangements based on improvements in the overall financial performance of the company or of their respective areas of responsibility. The bonus arrangements provide our executive officers with the opportunity to earn a cash bonus for each quarter during a year when we increase our earnings above a predetermined minimum target.
The cash bonuses for all of our named executive officers other than Mr. Florness and Mr. Rucinski are based on growth in pre-tax earnings of the officer’s area of responsibility. The compensation committee selected pre-tax earnings as the appropriate metric for calculating cash bonuses for those officers because of the committee’s belief that the focus of the named executive officers should be on profitability. The cash bonuses for Mr. Florness, our chief financial officer, are based on growth in company-wide net earnings because his responsibilities allow him to affect our entire financial position including our tax position. The cash bonuses for Mr. Rucinski are based on a combination of growth in our company-wide pre-tax earnings and the pre-tax earnings of our international operations (other than Canada, which we group with our eastern geographic area), as we are still in the early stages of developing those operations.
The compensation committee believes that no named executive officer should earn a cash bonus for a quarter unless financial performance has improved and therefore sets minimum targets for each quarter that are at least equal to the earnings achieved for the same quarter in the prior year. The compensation committee requires growth in earnings before any bonuses can be earned due to its belief that growth is achievable with superior effort and will generate the cash necessary to expand the company's operations in accordance with our business plans and increase shareholder value.

The payout percentage used to calculate the amount of each named executive officer's quarterly cash bonus reflects the officer's track record in his current position (i.e., newly promoted executives historically have had to prove themselves in their new positions before earning higher payout percentages) and relative ability to impact profitability.

We do not believe it is necessary for payouts under our executive cash incentive program to be capped, as cash bonus payments to our named executive officers are tied directly to our financial performance so that they increase only if and to the extent the company's profitability grows. In furtherance of our goal of keeping our compensation programs simple, understandable and transparent, we do not base the cash incentives paid to our named executive officers on achievement of multiple performance metrics. In our view, the use of multiple performance metrics would not serve to mitigate business risk, primarily because the impact of executive business decisions is very quickly reflected in our earnings results and any resulting cash incentive bonuses.

2014 Incentive Program
The bonus arrangements for our named executive officers for 2014 were approved by our compensation committee at its last meeting in 2013. The method of calculating the minimum performance targets and the payout percentages for our named executive officers for 2014 did not change from that in place in 2013.

The 2014 cash incentive program applied to all of our named executive officers. The specific bonus opportunities for our named executive officers are summarized in the table below. Each named executive officer's cash bonus for each quarter during 2014 was determined by applying the payout percentage listed opposite his name below to the amount by which pre-tax earnings or net earnings of the company or the officer's area of responsibility (or a combination of those performance measures), for that quarter exceeded 105% of such earnings in the same quarter of 2013 (the 'minimum target').

Name	Earnings Type	Payout Percentage
Mr. Oberton	Company-wide pre-tax earnings	2.00%
Mr. Hein	Company-wide pre-tax earnings	1.00%
Mr. Florness	Company-wide net earnings	1.50%
Mr. Nance	Pre-tax earnings of area of responsibility (1)	1.30%
Mr. Rucinski	Pre-tax earnings of area of responsibility (2)	3.00%
	Company-wide pre-tax earnings	0.40%

(1) The cash bonuses for Mr. Nance were based on growth in pre-tax earnings for the geographic area under his leadership. Mr. Nance is the leader of our operations in the eastern United States geographic area and in Canada.
(2) The cash bonuses for Mr. Rucinski were based on growth in pre-tax earnings for the geographic area under his leadership, where a 3.00% payout percentage was applied, and growth in company-wide pre-tax earnings, where a 0.40% payout percentage was applied. Mr. Rucinski is the leader of our international operations (other than Canada, which we include under Mr. Nance's leadership).

The following table sets out, for each quarter in 2014, our actual and minimum target pre-tax earnings and net earnings on a company-wide basis for that quarter. (As indicated above, the 'minimum target' amount in 2014 was 105% of such earnings in the same quarter of 2013.)

2014	Actual Pre-tax Earnings	Minimum Target Pre-tax Earnings	Actual Net Earnings	Minimum Target Net Earnings

First quarter	178,845,000	183,930,600	111,931,000	114,500,400
Second quarter	206,782,000	201,997,950	130,514,000	127,059,450
Third quarter	212,988,000	198,075,150	133,314,000	125,317,500
Fourth quarter	188,819,000	165,137,700	118,391,000	104,190,450

During 2014, the approximate percentage of the actual and minimum target pre-tax earnings of the company attributable to the area under Mr. Nance's leadership was 42%, while the approximate percentage attributable to the area under Mr. Rucinski's leadership was 5%. During the first quarter of 2014, the minimum targets were not exceeded; accordingly no bonuses were paid to the named executive officers for that quarter.

2015 Incentive Program
The bonus arrangements for our named executive officers for 2015 (other than Mr. Oberton, who retired as chief executive officer effective December 31, 2014) were approved by our compensation committee at its last meeting in 2014. Consistent with prior years, the bonuses for 2015 will be based on growth in pre-tax earnings or net earnings of the company or the officer’s area of responsibility, or a combination of those performance measures. However, unlike prior years, the bonuses for each quarter will be determined by applying a payout percentage to the amount by which pre-tax earnings or net earnings exceeds 100% of pre-tax earnings or net earnings for the same quarter in 2014. Since the minimum target is being reduced from 105% of earnings to 100% of earnings, the payout percentages for our named executive officers are also being reduced from those applied in determining bonuses for 2014. The reduction in payout percentages is approximately 20% for each named executive officer. However, Mr. Hein and Mr. Florness also received offsetting increases in their payout percentage due to their increased responsibilities. After taking into account the offsetting increases, Mr. Hein received a net increase in his bonus payout percentage of approximately 25%, and Mr. Florness received a net decrease in his bonus payout percentage of approximately 10%. The net effect of all of these changes is expected to be an increase in bonuses paid to our named executive officers in 2015.
While the total compensation paid by us to our named executive officers has historically been lower than that paid by our peers to their named executive officers, we strive to maintain a relationship between the total compensation of our named executive officers and the total compensation of the named executive officers of our peers that is substantially consistent from year to year. In recent years the gap between us and our peers has widened, and our compensation committee took action at the end of both 2013 and 2014 to bring the relationship more closely into alignment with historic norms. Since the adjustments made at the end of 2013 were to base salary for 2014, and to remain faithful to the company's philosophy of tying a significant portion of total executive compensation directly to the company’s performance, the committee determined that further adjustments for 2015 should be to bonuses only, with the exception of Mr. Hein and Mr. Florness who, for the reasons described above, also received an increase in base salary. The new formulas for 2015 will continue to reward our named executive officers in a manner directly related to increasing the profitability of our business, as opposed to awarding arbitrary bonuses based on less determinable factors.
Committee Discretion
Under the terms of the incentive plan, our compensation committee has the discretion and authority to reduce, but not increase, the amount of any cash incentive otherwise payable in accordance with the performance objectives established pursuant to the incentive plan.
Long-term Incentives
During 2007, we began to place an increasing emphasis on compensation tied to the market price of Fastenal's common stock, using stock options granted pursuant to the stock option plan which was approved by our shareholders. We chose to limit the equity-based incentives that could be granted under that plan to stock options in an effort to further our goal of keeping our compensation system simple and easy to understand, and because stock options deliver value to our employees only if our shareholders realize appreciation in the value of their shares held over the same period.

Due to legal restrictions, we are unable to grant options under our stock option plan to certain of our foreign employees. As a result, those employees (none of whom are executive officers) are instead eligible to receive stock appreciation rights under a separate plan. All of those stock appreciation rights are settled in cash.

All of our employees are eligible to receive equity-based grants and, since beginning the stock option plan in 2003, about 3,000 of our employees have received grants under that plan (we currently have approximately 18,000 employees). When making grants, including to named executive officers, we consider an employee's contribution to the company, including the employee's responsibility for revenues and profits, responsibility for managing others, possession of special skills, and length of service. We regularly assess the effectiveness of further expanding the number of persons receiving equity-based grants. Any expansion will be based on a determination that further employee ownership will result in a deepened employee commitment and likely improvement to overall shareholder value.

During 2014, our compensation committee granted stock options to our employees under our stock option plan for a total of 955,000 shares of our common stock with a strike price of $56.00 per share. Of these grants, options to purchase an aggregate of 125,000 shares were awarded to Mr. Hein and Mr. Nance. Our named executive officers also hold stock options that were issued as part of larger grants to employees in April 2007, April 2009, April 2011, and April 2012. These grants were made at levels designed to provide recipients with an attractive capital accumulation opportunity should earnings and shareholder values grow at acceptable levels and to facilitate retention of critical employees as part of the company’s continuity planning. Our compensation committee granted additional stock options to Mr. Hein and Mr. Nance in 2014 in recognition of these two officers being in their new positions for at least a one-year period. No grants were made to the other named executive officers, as the compensation committee believed that the stock options granted to those officers in prior years were sufficient to provide reasonable incentive to those officers and to achieve the goals of the stock incentive program.

Of the 9,055,000 total shares subject to stock options granted by the company under our stock option plan since April 2007, options covering an aggregate of 2,612,500 shares are either held by, or have been exercised by, executive officers. The stock options granted to executive officers vest and become exercisable over a period of five, seven or eight years from the date of grant with such staggered vesting intended to ensure continuity of leadership.

In order to avoid any perception that the timing of stock option grants is designed to take advantage of undisclosed financial information, we generally make all such grants in April of each year (typically around the time of the annual shareholders' meeting). Our compensation committee is currently evaluating the granting of additional stock options in 2015. The compensation committee expects to finalize its decision in April 2015.

As part of our long-term equity incentive program, we have not established requirements for executive officers to hold specific or minimum levels of investment in company stock, as we believe such a requirement would be contrary to individual and independent personal financial decision making which is part of our entrepreneurial culture.
Other Compensation
We make annual profit-based matching contributions to our executive officers' 401(k) plan accounts. We allocate the annual profit-based matching contributions made to all employees participating in our 401(k) plan, including our executive officers, based on the same formula. Our executive officers are also entitled to participate in the same health and welfare plans as those made available to our employees generally. Our executive officers do not receive any other perquisites or other personal benefits or property from us.

Market Competitiveness Review
In making executive compensation decisions, both with respect to total compensation and individual elements of compensation, our compensation committee annually reviews executive compensation data for a peer group of companies in order to stay informed of practices and executive pay levels in the marketplace. However, it does not establish specific compensation parameters based on such data, nor does it set the levels of compensation for our executive officers, or individual elements of that compensation, by applying any specific discount or premium to peer group compensation data.

2014 Compensation Review
As part of the decision making process with respect to 2014 executive compensation conducted at its last meeting in 2013, our compensation committee reviewed the executive compensation data of a peer group consisting of ten companies (Airgas, Inc., MSC Industrial Direct Co., Inc., W.W. Grainger, Inc., Anixter International, Inc., Applied Industrial Technologies, Inc., Advance Auto Parts, Inc., Genuine Parts Company, The Sherwin-Williams Company, WESCO International, Inc., and Tractor Supply Company). The ten companies were included in our peer group because of their commonalities with our business in that they utilized similar methods of sourcing, distribution, and selling products, and because each had publicly available information. The median revenue of the peer group for 2013 was greater than Fastenal's and the median market capitalization of the peer group as of December 31, 2013 was less than Fastenal's. The median revenue of the peer group was $6.4 billion (the range of the group was $2.5 billion to $14.1 billion) for 2013, compared to Fastenal's $3.7 billion in 2014 and $3.3 billion in 2013, while the median market capitalization of the peer group was $8.1 billion (the range of the group was $2.1 billion to $18.6 billion) as of December 31, 2013, compared with Fastenal's $14.1 billion on December 31, 2014 and on December 31, 2013.

In comparing Fastenal's executive compensation levels to those of its peer group, the compensation committee looked at base salary, cash incentives, other compensation (which includes stock options, other types of equity compensation, pensions, and perquisites), and total compensation. At the time the committee made decisions with respect to 2014 executive compensation at its last meeting in 2013, the most recent year for which executive compensation data for the peer group was available was 2012. The total compensation paid to Fastenal's named executive officers in 2014 was lower than the median total compensation paid to the named executive officers of the peer group in 2012 and 2013. The base salary of Fastenal's named executive officers in 2014 was lower than the median base salary of the named executive officers of the peer group in both 2012 and 2013. The cash incentive pay of Fastenal's named executive officers in 2014 was higher than the median cash incentive pay of the named executive officers of the peer group in both 2012 and 2013 because of Fastenal's comparatively strong financial results and our 'pay for performance' philosophy. The other compensation of Fastenal's named executive officers in 2014 was generally lower than the median other compensation of the named executive officers of the peer group in both 2012 and 2013, as no equity compensation was awarded to Fastenal's executives (other than Mr. Hein and Mr. Nance) during 2014 and Fastenal's executives receive no special perquisites.

2015 Compensation Review
As part of the decision making process with respect to 2015 executive compensation at its last meeting in 2014, our compensation committee used the same companies in the peer group as was used in the preceding year.
Clawback Policy
Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act directs the SEC to issue rules to require national securities exchanges and national securities associations to list only those companies that implement a policy providing that if the company is required to restate its financial statements due to material non-compliance with financial reporting requirements, the company must recover from current and former executive officers incentive compensation received by them during the three-year period preceding the restatement that would not have been paid under the restated financial statements. We will adopt a claw-back policy that complies with the final rules of the SEC and NASDAQ once those rules are adopted. In the event we restate our financial statements prior to adoption of the final rules, the compensation committee will evaluate whether adjustments of current or future compensation are appropriate based upon the facts and circumstances surrounding the restatement.
Deductibility of Executive Compensation
We are mindful of the potential impact upon Fastenal of Section 162(m) of the Internal Revenue Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000 annually. While reserving our right to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, we intend generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m). No non-deductible compensation was paid to our named executive officers in 2014, and the amount of non-deductible compensation paid to our named executive officers in prior years was minimal.
Conclusion
Our compensation committee believes the combination of base salaries, individual performance based cash incentive arrangements, stock option awards, and other compensation, are fair and reasonable and that the interests of our executive officers are and will remain closely aligned with the long-term interests of Fastenal and our shareholders.

Summary of Compensation
Set out in the following table is information with respect to the compensation of our named executive officers for services rendered during each of the last three years:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Willard D. Oberton	2014	597,500	(4)	—	—	—	867,564	—	3,879	1,468,943
Chief Executive Officer	2013	502,500	(4)	—	—	—	287,796	—	4,465	794,761
	2012	490,000	(4)	—	—	1,711,250	1,556,341	—	4,338	3,761,929
Leland J. Hein	2014	486,875	(5)	—	—	1,076,625	433,783	—	3,879	2,001,162
President	2013	400,000		—	—	—	143,899	—	4,465	548,364
	2012	341,667		—	—	513,375	777,821	—	4,338	1,637,201
Daniel L. Florness	2014	390,000		—	—	—	384,774	—	3,879	778,653
Executive Vice President and	2013	325,000		—	—	—	172,441	—	4,465	501,906
Chief Financial Officer	2012	268,750		—	—	684,500	670,659	—	4,338	1,628,247
Kenneth R. Nance	2014	300,000		—	—	119,625	328,187	—	3,879	751,691
Executive Vice President -	2013	234,776		—	—	—	163,906	—	74,465	473,147
Sales	2012	221,067		—	—	136,900	324,732	—	4,338	687,037
Steven A. Rucinski	2014	300,000		—	—	—	321,992	—	3,879	625,871
Executive Vice President -	2013	300,000		—	—	—	72,964	—	3,700	376,664
Sales	2012	300,000		—	—	513,375	274,557	—	4,338	1,092,270

(1)
This column sets out the grant date fair value of all option grants made during each respective year. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2014 annual report on Form 10-K.

(2)	This column sets out cash bonuses earned (rather than paid) in the respective year.

(3)	This column sets out our annual profit-based matching contribution under our 401(k) plan and, in the case of Mr. Nance, reimbursement of $70,000 in relocation-related losses in 2013.

(4)
This amount includes $27,500, $27,500, and $15,000 paid to Mr. Oberton in 2014, 2013, and 2012, respectively, in his capacity as one of our directors. See 'Corporate Governance and Director Compensation – Compensation of our Directors' earlier in this document.

(5)
This amount includes $6,875 paid to Mr. Hein in 2014 in his capacity as one of our directors. See 'Corporate Governance and Director Compensation – Compensation of our Directors' earlier in this document.

Grant of Plan-Based Awards
Set out in the following table is information with respect to awards, if any, for 2014 to our named executive officers under our cash incentive and stock option plan.

GRANT OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (2)	Threshold ($)	Target ($)	Maximum ($)
Willard D. Oberton	—	—	287,800	—	—	—	—	—	—	—	—
Leland J. Hein	—	—	143,900	—	—	—	—	—	112,500	56.00	1,076,625
Daniel L. Florness	—	—	172,400	—	—	—	—	—	—	—	—
Kenneth R. Nance	—	—	163,900	—	—	—	—	—	12,500	56.00	119,625
Steven A. Rucinski	—	—	73,000	—	—	—	—	—	—	—	—

(1)
The awards under the cash bonus arrangements for each of the named executive officers were payable at the end of each fiscal quarter based on financial results for that fiscal quarter, and none of those awards could result in future payouts. The cash bonus formulas for each of the named executive officers are described above in 'Compensation Discussion and Analysis – Quarterly Incentives – 2014 Incentive Program'. The actual amounts earned during 2014 under these cash bonus arrangements by the named executive officers are reported in the 'Summary Compensation Table' column captioned 'Non-Equity Incentive Plan Compensation'.

(2)	There were no thresholds or maximum payouts under the 2014 cash bonus arrangements.

(3)
The target payouts were calculated by applying the payout percentages for these named executive officers in effect at the end of each quarter of 2014 to the amount by which pre-tax or net earnings in the same quarter of 2013 exceed 105% of pre-tax or net earnings in the same quarter of 2012.

(4)
The options awarded to Mr. Hein and Mr. Nance in 2014 will vest and become exercisable over a period of five years, with 50% of such options vesting and becoming exercisable halfway through the relevant vesting period and the remainder vesting and becoming exercisable in increments on each anniversary of the date of grant of the option occurring after the initial vesting date. The options will terminate, to the extent not previously exercised, approximately nine years after the grant date.

(5)
This column sets out the grant date fair value of all option grants made during the year. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2014 annual report on Form 10-K.

Outstanding Equity-Based Awards
Set out in the following table is information with respect to each named executive officer's outstanding equity awards as of the end of 2014. The equity awards consist solely of options granted under our existing stock option plan.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Willard D. Oberton	62,500	62,500	—	$54.00	4/17/2012	5/31/2021	—	—	—	—
Leland J. Hein	87,500	12,500	—	$22.50	4/17/2007	5/31/2016	—	—	—	—
	31,250	18,750	—	$27.00	4/21/2009	5/31/2018	—	—	—	—
	18,750	18,750	—	$54.00	4/17/2012	5/31/2021	—	—	—	—
	—	112,500	—	$56.00	4/22/2014	5/31/2023
Daniel L. Florness	175,000	25,000	—	$22.50	4/17/2007	5/31/2016	—	—	—	—
	—	50,000	—	$54.00	4/17/2012	5/31/2021	—	—	—	—
Kenneth R. Nance	77,500	12,500	—	$22.50	4/17/2007	5/31/2016	—	—	—	—
	5,000	5,000	—	$54.00	4/17/2012	5/31/2021	—	—	—	—
	—	12,500	—	$56.00	10/10/2014	5/31/2023
Steven A. Rucinski	12,500	12,500	—	$22.50	4/17/2007	5/31/2016	—	—	—	—
	25,000	25,000	—	$35.00	4/19/2011	5/31/2019	—	—	—	—
	18,750	18,750	—	$54.00	4/17/2012	5/31/2021	—	—	—	—

(1)
Each option with an option expiration date of May 31, 2016 or May 31, 2018 will vest and become exercisable over a period of eight years. Each option with an expiration date of May 31, 2019 will vest and become exercisable over a period of seven years. Each option with an expiration date of May 31, 2021 will vest and become exercisable over a period of five years in the case of Mr. Oberton, Mr. Hein, Mr. Nance, and Mr. Rucinski and over a period of eight years in the case of Mr. Florness. Each option with an expiration date of May 31, 2023 will vest and become exercisable over a period of five years. Each option will become 50% vested and exercisable halfway through the relevant vesting period and the remainder will vest and become exercisable in increments each year thereafter.

Option Exercises
Set out in the following table is information regarding options to purchase Fastenal stock that have been exercised by our named executive officers during 2014.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)
Willard D. Oberton	—	—	—	—
Leland J. Hein	—	—	—	—
Daniel L. Florness	—	—	—	—
Kenneth R. Nance	—	—	—	—
Steven A. Rucinski	—	—	—	—
Pension Benefits
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.
Non-Qualified Deferred Compensation
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.
Potential Payments upon Termination or Change-in-Control
SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of Fastenal. We are not parties to any such agreement, plan or arrangement other than our stock option plan, which provides that, if Fastenal is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of the dissolution or liquidation of Fastenal. If any such transaction or event had occurred on December 31, 2014 and the price per share of our common stock payable in connection with such transaction or event equaled the closing sales price of a share of our common stock on The NASDAQ Stock Market on such date (which was $47.56 per share), and if the vesting and exercisability of all options had been accelerated in connection with such transaction or event, then each of our named executive officers would have received the following payments in respect of their options (assuming full exercise of the same):

Name	Options outstanding	Option exercise price	Payment value
Willard D. Oberton	125,000	$54.00	$—
Leland J. Hein	300,000	$22.50/$27.00/$54.00/56.00	$3,534,000
Daniel L. Florness	250,000	$22.50/$54.00	$5,012,000
Kenneth R. Nance	112,500	$22.50/$54.00/56.00	$2,255,400
Steven A. Rucinski	112,500	$22.50/$35.00/$54.00	$1,254,500

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth, as of February 1, 2015 (unless otherwise noted), the ownership of Fastenal common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock, by each director and nominee for the office of director, by our named executive officers, and by all directors and executive officers as a group. On February 1, 2015 there were 295,880,219 shares of Fastenal common stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Willard D. Oberton	577,233	(2)	*
Michael J. Ancius	8,044	(3)	*
Michael J. Dolan	28,000		*
Michael M. Gostomski	1,012,148	(4)	*
Leland J. Hein	157,372	(5)	*
Rita J. Heise	2,000	(6)	*
Darren R. Jackson	10,000	(7)	*
Hugh L. Miller	10,826	(8)	*
Scott A. Satterlee	10,000	(9)	*
Reyne K. Wisecup	63,750	(10)	*
Daniel L. Florness	220,388	(11)	*
Kenneth R. Nance	89,038	(12)	*
Steven A. Rucinski	70,010	(13)	*
The Bank of New York Mellon Corporation
One Wall Street, 31st Floor	17,635,385	(14)	5.96%
New York, NY 10286
MBC Investments Corporation
c/o The Bank of New York Mellon Corporation	16,314,348	(14)	5.51%
One Wall Street, 31st Floor
New York, NY 10286
BlackRock, Inc.
55 East 52nd Street	16,932,047	(15)	5.72%
New York, NY 10022
Ruane, Cunniff & Goldfarb Inc.
9W 57th Street, Suite 5000	24,025,457	(16)	8.12%
New York, NY 10019
The Vanguard Group
100 Vanguard Blvd.	22,156,030	(17)	7.49%
Malvern, PA 19355
Directors and executive officers as a group (20 persons)	2,821,627		*

*	Less than 1%.

(1)	Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.

(2)
Includes 123,187 shares held by Mr. Oberton's wife, stock options to acquire 62,500 shares at an exercise price of $54.00 per share that are immediately exercisable, and approximately 7,097 shares attributable to the account of Mr. Oberton in our 401(k) plan. Mr. Oberton has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(3)
Consists of 6,030 shares held in a revocable trust of Mr. Ancius and his wife, over which Mr. Ancius and his wife share voting and investment power, 1,185 shares held in Mr. Ancius' individual retirement account, 399 shares held in a custodian account for a son of Mr. Ancius, and 430 shares held by another son of Mr. Ancius. Mr. Ancius disclaims beneficial ownership of the shares held by or for the account of his sons.

(4)
Consists of 925,102 shares held in Mr. Gostomski's revocable trust, over which Mr. Gostomski has voting and investment power, 63,046 shares held in a revocable trust of Mr. Gostomski's wife, over which Mr. Gostomski's wife has voting and investment power, and 24,000 shares held in a charitable remainder unit trust, over which Mr. Gostomski and his wife share voting and investment power. Mr. Gostomski disclaims beneficial ownership of the shares held in his wife's revocable trust and in the charitable remainder unit trust.

(5)
Includes stock options to acquire 87,500 shares at an exercise price of $22.50 per share, 31,250 shares at an exercise price of $27.00 per share, and 18,750 shares at an exercise price of $54.00 per share, each of which is immediately exercisable, approximately 7,272 shares attributable to the account of Mr. Hein in our 401(k) plan, 150 shares held by a son of Mr. Hein, 30 shares held in a custodial account for the benefit of another son, and 30 shares held by a daughter of Mr. Hein. Mr. Hein has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account. Mr. Hein and his wife share voting and investment power over the shares held in the custodian account for the benefit of their son. Mr. Hein disclaims beneficial ownership of the shares held by or for the benefit of his children.

(6)	Consists of 2,000 shares held in Ms. Heise's revocable trust, over which Ms. Heise shares voting and investment power with her husband.

(7)	Consists of 10,000 shares held in a revocable trust of Mr. Jackson and his wife, over which Mr. Jackson and his wife share voting and investment power.

(8)	Includes 10,000 shares held in Mr. Miller's revocable trust, over which Mr. Miller has voting and investment power.

(9)	Consists of 10,000 shares held in Mr. Satterlee's revocable trust, over which Mr. Satterlee has voting and investment power.

(10)
Consists of 10,000 shares held jointly by Ms. Wisecup and her husband, and stock options to acquire 35,000 shares at an exercise price of $35.00 per share and 18,750 shares at an exercise price of $54.00 per share, each of which is immediately exercisable.

(11)
Consists of 41,845 shares held jointly by Mr. Florness and his wife, stock options to acquire 175,000 shares at an exercise price of $22.50 per share that are immediately exercisable, and approximately 3,543 shares attributable to the account of Mr. Florness in our 401(k) plan. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(12)
Includes stock options to acquire 77,500 shares at an exercise price of $22.50 per share and 5,000 shares at an exercise price of $54.00 per share, each of which is immediately exercisable, and approximately 2,632 shares attributable to the account of Mr. Nance in our 401(k) plan. Mr. Nance has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(13)
Includes 3,028 shares held jointly by Mr. Rucinski and his wife, stock options to acquire 12,500 shares at an exercise price of $22.50 per share, 25,000 shares at an exercise price of $35.00 per share, and 18,750 shares at an exercise price of $54.00 per share, each of which is immediately exercisable, and approximately 7,123 shares attributable to the account of Mr. Rucinski in our 401(k) plan. Mr. Rucinski has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(14)
According to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2014, The Bank of New York Mellon Corporation, which is a parent holding company or control person, has sole voting power with respect to 15,330,822 shares, shared voting power with respect to 5,659 shares, sole investment power with respect to 14,388,245 shares, and shared investment power with respect to 2,408,137 shares. According to the same Schedule 13G statement, MBC Investments Corporation, which is a parent holding company or control person and a direct or indirect subsidiary of The Bank of New York Mellon Corporation, has sole voting power with respect to 13,318,039 shares, sole investment power with respect to 13,983,458 shares, and shared investment power with respect to 2,330,890 shares. The shares reported as beneficially owned by The Bank of New York Mellon Corporation include the shares reported as beneficially owned by MBC Investments Corporation.

(15)
According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2014, BlackRock, Inc., which is a parent holding company or control person, has sole voting power with respect to 14,633,179 shares and sole investment power with respect to 16,932,047 shares.

(16)
According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2014, Ruane, Cunniff & Goldfarb Inc., which is a registered investment advisor, has sole voting power with respect to 24,025,457 shares and sole investment power with respect to 24,025,457 shares.

(17)
According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2014, The Vanguard Group, which is a registered investment advisor, has sole voting power with respect to 472,362 shares, sole investment power with respect to 21,702,967 shares, and shared investment power with respect to 453,063 shares.

ADDITIONAL MATTERS
If you are a registered shareholder, our 2014 annual report, including financial statements, is being mailed to you with this proxy statement. If you are a shareholder who holds shares in street name, you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will contain instructions as to how you can access our 2014 annual report over the internet. It will also tell you how to request a paper or e-mail copy of our 2014 annual report.
As of the date of this proxy statement, we know of no matters that will be presented for determination at the 2015 annual shareholders meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by our board of directors will be voted by the proxies named therein in accordance with their best judgment.
We will pay the cost of soliciting our board of directors' form of proxy, which may include the reimbursement of brokers for forwarding solicitation materials to shareholders holding stock in street name. In addition to solicitation by the use of mail and the internet, our directors, officers, and employees may solicit proxies by telephone, personal contact, or special correspondence without additional compensation to them.
Our transfer agent is Wells Fargo Bank, N.A. All communications concerning registered shareholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues, can be handled by contacting our transfer agent at 1-800-468-9716, or in writing at P.O. Box 64854, St. Paul, Minnesota 55164.
If you wish to obtain a copy of our annual report on Form 10-K filed with the SEC for 2014, you may do so without charge by writing to Internal Audit, at our offices, 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING
Any shareholder proposal intended to be presented at the 2016 annual meeting and desired to be included in our proxy statement for that annual meeting must be received by us at our principal executive office no later than November 11, 2015 in order to be included in such proxy statement. We must receive any other shareholder proposals intended to be presented at our 2016 annual meeting at our principal executive office no later than December 23, 2015.

By Order of the board of directors,

Daniel L. Florness
Executive Vice-President and Chief Financial Officer
February 25, 2015

FASTENAL COMPANY
2001 THEURER BOULEVARD
WINONA, MN 55987
ATTN: ELLEN TRESTER

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by our company in mailing shareholder communications, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81268-P58737

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FASTENAL COMPANY

The Board of Directors recommends you vote FOR the following proposals 1, 2 and 3:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Willard D. Oberton	☐	☐	☐
1b. Michael J. Ancius	☐	☐	☐
1c. Michael J. Dolan	☐	☐	☐
1d. Leland J. Hein	☐	☐	☐
1e. Rita J. Heise	☐	☐	☐
1f. Darren R. Jackson	☐	☐	☐
1g. Hugh L. Miller	☐	☐	☐
1h. Scott A. Satterlee	☐	☐	☐
1i. Reyne K. Wisecup	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the 2015 fiscal year.	☐	☐	☐
3. Approval, by non-binding vote, of executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M81269-P58737

FASTENAL COMPANY
Annual Meeting of Shareholders
April 21, 2015 10:00 AM Central Time
This proxy is solicited by the Board of Directors

By signing this proxy, you revoke all prior proxies and appoint Willard D. Oberton, Leland J. Hein, and Reyne K. Wisecup, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side, at the Annual Meeting of Shareholders to be held on April 21, 2015, and at any adjournment thereof, all shares of Common Stock of Fastenal Company registered in your name at the close of business on February 20, 2015.

This proxy, when properly executed, will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1, 2 and 3. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side